Exhibit 99.1

Peoples First, Inc.                                Press Release
24 S. Third Street
P.O. Box 550
Oxford, PA 19363-0550
610) 932-9294
FAX (610) 932-9343


FOR IMMEDIATE RELEASE
Contact:  Susan H. Reeves, SVP & CFO              April 15, 2003

        PEOPLES FIRST, INC. ANNOUNCES INCREASED EARNINGS

Oxford, PA- Peoples First, Inc., the holding company for The Peoples Bank of Oxford, announced today consolidated earnings of $1,233,000 or $.42 per share for the first quarter ended March 31, 2003, up 10.7% from earnings of $1,114,000 or $.37 per share for the first quarter 2002. Contributing to the higher earnings were increases in net interest income of $194,000 combined with increases in non-interest income of $242,000. The increased income was partially offset by increases in non-interest expenses, up by $163,000, along with an increase of $60,000 in the provision for loan losses. Net interest income was up 5.1% for the first quarter 2003, compared to the same period last year, as a result of the increase in earning assets. The net interest margin continues to compress averaging 4.44% for the first quarter of 2003, compared to an average of 4.71% for the year 2002. Non-interest income, which was up 22.4% for the quarter ended March 31, 2003, compared to the same time period in 2002, primarily reflects increased income from mortgage banking activities, along with increased earnings from service charges on deposit accounts and increases in other income. Operating expenses increased 4.9%, primarily as a result of higher salary and employee benefits expense, along with increased occupancy expenses, that were partially offset by a decrease in other operating expenses.

Total consolidated assets at March 31, 2003, were $435 million, up 17.5% from March 31, 2002. Total deposits increased 16.3% and net loans increased 20.1% from March 31, 2002 to March 31, 2003. Total assets under management by Peoples' Trust Department and Wilmerding & Associates, the Bank's subsidiary, were $314 million at March 31, 2003.

A dividend of $.15 per share, will be paid on May 15, 2003, to stockholders of record March 31, 2003.

Hugh Garchinsky, CEO and President of Peoples First, commented, "In these uncertain times, we are fortunate to be able to report a 10.7% increase in earnings over the first quarter of 2002. A growing and loyal customer base, excellent performance by employees and support of our community has made this performance possible. The outlook for the remainder of the year is somewhat hazy, as the combination of record-low interest rates, increased competition and a slowing economy make 2003 a challenging year. We are confident that our core strategy of having an inimitable staff providing excellent service in our markets will continue to bring us fair returns for our shareholders and strong support for our community. We hope and pray for the safe return of all U.S. personnel, and we truly hope that their efforts and the work of all good people will bring a new era of peace to the entire world."

The Peoples Bank of Oxford, a wholly owned subsidiary of Peoples First, Inc., provides a broad range of consumer and commercial banking, investment and trust services. Founded in 1913, the Bank has nine offices in Oxford, Jennersville, Jenner's Pond, Avondale, Longwood, Kennett Square and Georgetown, Pennsylvania and Rising Sun, Maryland. Peoples First stock is traded over the counter under the symbol "PPFR."